SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                        (Amendment No. ________________)*

                             UNIVERSAL EXPRESS, INC.
                             -----------------------
                                (Name of Issuer)

                                     COMMON
                         ------------------------------
                         (Title of Class of Securities)

                                   91349P 10 3
                                 --------------
                                 (CUSIP Number)

         DENNIS BROVARONE, 18 Mountain Laurel Dr., Littleton, CO 80127,
                             telephone 303 466 4092
         --------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                August 21, 2001
             -------------------------------------------------------
             (Date of Event Which Required Filing of This Statement)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                              CUSIP NO. 91349P 10 3
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(1) Names of reporting persons....................|Oriental New Investment, Ltd.
    S.S. or I.R.S. Identification Nos. of above   |
    persons.......................................|
--------------------------------------------------------------------------------
(2) Check the appropriate box of a member of a    |
    group                                         |(a)
                  (see instructions)              |(b) X
--------------------------=-----------------------------------------------------
(3) SEC use only..................................|
--------------------------------------------------------------------------------
(4) Citizenship or place of organization..........|Hong Kong
--------------------------------------------------------------------------------
Number of shares beneficially owned by each       |
reporting person with:                            |
     (5) Sole voting power........................|16,313,118
                                                  |-----------------------------
     (6) Shared voting power......................|
                                                  |-----------------------------
     (7) Sole dispositive power...................|16,313,118
                                                  |-----------------------------
     (8) Shared dispositive power.................|
--------------------------------------------------------------------------------
(9)  Aggregate amount beneficially owned by each  |
        reporting person.                         |16,313,118
                                                  |-----------------------------
(10) Check if the aggregate amount in Row (9)     |
excludes certain shares (see instructions).       |
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row|
     (9). ........................................|11.25%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions)..|CO
--------------------------------------------------------------------------------
(14) Check the appropraite box to designate the rule pursuant to which this
     Schedule is filed:
     | | Rule 13d-1(b)
     |X| Rule 13d-1(c)
     | | Rule 13d-1(d)
--------------------------------------------------------------------------------

Item 1. Security and Issuer.
----------------------------


Item 1(a) Name of Issuer:                Universal Express, Inc.
        Title of Equity Securities:      Common Stock $.005 par value

Item 1(b) Address of Issuer's
          Principal Executive Offices:   1230 Avenue of the Americas
                                         Suite 771 - Rockefeller Center
                                         New York, NY 10020


Item 2.

Item 2(a)       Name of Person Filing:  Oriental New Investment, Ltd.,


Item 2(b)       Address:                Route des Acacias 54,
                                        1227 Carouge, Switzerland

Item 2(c)       Citizenship:            a Hong Kong Corporation

Item 3.     Not Applicable

Item 4.     Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Amount Beneficially Owned:                                    16,313,118

Percent of class:                                                  11.25%

Number of shares as to which such person has:

Sole power to vote or to direct the vote:                     16,313,118

Shared power to vote or to direct the vote:                            0

Sole power to dispose or to direct the disposition of:        16,313,118

Shared power to dispose or to direct the disposition of :              0

Item 5.

Ownership of 5 Percent or Less of a Class.

Not Applicable

Item 6. Ownership of More than 5 Percent on Behalf of Another Person

Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable

Item 8. Identification and Classification of Members of the Group

Not Applicable

Item 9. Notice of Dissolution of Group

Not Applicable

Item 10. Certifications

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date October 22, 2001



Signature:   /s/ ALFRED PEEPER
             -----------------
Name/Title:  Alfred Peeper, Authorized Representative ORIENTAL NEW INVESTMENT,
             LTD.